Exhibit 99.1

Lakeside Holding ANNOUNCES A CONVERTIBLE DEBT FINANCING OF UP TO $4.5 Million

Itasca, IL, March 5, 2025 -- Lakeside Holding Limited (“Lakeside” or the “Company”) (Nasdaq: LSH), a U.S.-based cross-border supply chain solution provider with a unique focus on the Asia-Pacific market operating through two specialized subsidiaries—American Bear Logistics and Hupan Pharmaceutical (Hubei) Co., Ltd., today announced that it has entered into a securities purchase agreement with an institutional investor for the sale of senior secured 7% original issue discount convertible promissory notes (“Notes”) in the principal amount of up to $4.5 million, with 40% warrant coverage, to be drawn in tranches, for gross proceeds of up to approximately $4.2 million.

The Company plans to use the net proceeds when received from the offering for working capital purposes. On March 5, 2025, the initial closing of the first tranche occurred pursuant to which the Company sold a Note in the principal amount of $1,000,000 and warrants to 318,827 shares at an exercise price of $1.9098, for total gross proceeds, before deducting offerings fees and expenses, of $930,000.

About Lakeside Holding Limited

Lakeside Holding Limited is a U.S.-based cross-border supply chain solution provider with a unique focus on the Asia-Pacific market. Through two specialized subsidiaries—American Bear Logistics and Hupan Pharmaceutical (Hubei) Co., Ltd.—Lakeside delivers tailored logistics solutions spanning general and specialized sectors.

American Bear Logistics, with strategic hubs in Chicago, Dallas, Los Angeles, and New York, offers customized cross-border ocean and airfreight solutions, connecting Asia-based logistics service companies and e-commerce platforms with the U.S. market.

Lakeside recently acquired Hupan Pharmaceutical (Hubei) Co., Ltd., expanding its service scope and enhancing its pharmaceutical logistics and distribution capabilities within China. This strategic move underscores Lakeside’s commitment to advancing integrated cross-border logistics solutions.

For more information, please visit https://lakeside-holding.com. The Company routinely updates important information on its website.

Safe Harbor Statement

This press release contains forward-looking statements that reflect our current expectations and views of future events. Known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements involve various risks and uncertainties. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. We qualify all of our forward-looking statements by these cautionary statements.

Investor Relations Contact:

Matthew Abenante, IRC

President

Strategic Investor Relations, LLC

Tel: 347-947-2093

Email: matthew@strategic-ir.com